EXHIBIT 10.4

ADMINISTRATIVE CREDIT SERVICES AGREEMENT

Texas

     THIS ADMINISTRATIVE CREDIT SERVICES AGREEMENT (“Agreement”) is made and entered into as of this 1st day of July, 2005, by and between MIDWEST R&S CORPORATION, a South Dakota corporation (“Lender”), and CASH AMERICA FINANCIAL SERVICES, INC., a Delaware corporation (“Cash America”).

R E C I T A L S

     The parties desire to enter into this Agreement for the purpose of setting forth the terms and conditions which will govern certain services to be provided by Cash America to Lender in connection with the brokering and servicing of Loans (as defined below).

     NOW, THEREFORE, in consideration of the mutual promises set forth herein and for other good and valuable consideration, Lender and Cash America agree as follows:

     1. Definitions. Except as may be explicitly stated otherwise herein, the following terms shall have the following meanings ascribed to them below:

“Advertising Materials” means all materials and methods used by Cash America in the performance of its marketing and promotion obligations under this Agreement, including, without limitation, advertisements, brochures, and similar materials.

“Borrowers” mean those persons who are borrowers with respect to the Loans.

“Loans” means small, short-term consumer loans made by Lender pursuant to this Agreement with the assistance of Cash America pursuant to the Program Guidelines to consumers in the State of Texas.

“Program” means the lending program of Lender for the origination and consummation of Loans pursuant to this Agreement.

“Program Guidelines” means those guidelines established pursuant to Section 7 below for the administration of the Program.

“Program Materials” means all promissory notes, documents, and materials and methods used in connection with the performance of the parties’ obligations under this Agreement, including without limitation applications, disclosures and agreements required by the Rules, promissory notes, privacy policies, collection materials, and the like, but excluding Advertising Materials.

“Regulatory Authorities” means any local, state, or federal regulatory authority having jurisdiction or exercising regulatory or similar oversight with respect to Lender, Cash America, or Third Party Service Providers (except that nothing herein shall be deemed to constitute an acknowledgement by any party hereto that any Regulatory Authority has jurisdiction or exercises regulatory or similar oversight with respect to the Loans, the Program or any party hereto with respect to the performance of their respective obligations hereunder).

“Rules” means all local, state, and federal statutes, regulations, or ordinances applicable to the acts of Lender, Cash America, or a Third Party Service Provider as they relate to the Program; any order, decision, injunction, or similar pronouncement of any court, tribunal, or arbitration panel issued with respect to Lender, Cash America, or a Third Party Service Provider in connection with this Agreement or the Program; and any regulations, policy statements, and any similar pronouncement of a Regulatory Authority applicable to the acts of Lender, Cash America, or a Third Party Service Provider as they relate to this Agreement or the Program, if any.

“Third Party Service Provider” means any contractor or service provider directly or indirectly retained by Lender or Cash America, who provides or renders services in connection with the Program.

     2. General Description of Program. The parties agree that the Program shall consist of the origination, funding, and collection of Loans in accordance with the Program Guidelines to Borrowers at all Cash America Pawn shops operating in the State of Texas at any time during the term of this Agreement; provided, however, Cash America may withdraw any Cash America Pawn shop from the Program upon thirty (30) days prior written notice to Lender. The parties agree that Lender shall have sole responsibility for establishing credit and underwriting criteria, making the decisions as to whether or not to make Loans to prospective Borrowers, funding the Loans, and, subject to the obligations of Cash America hereunder, managing the Program. The parties further agree that Cash America’s responsibility under the Program shall be to act as a Credit Services Organization on behalf of consumers in accordance with the laws of the State of Texas and as such Cash America shall have the right to charge a Borrower a fee (a “CSO Fee”) for brokering a Loan on behalf of such Borrower. Cash America shall not share with Lender, and Lender shall not accept, any portion of any CSO Fee obtained from a Borrower. The services Cash America provides to each Borrower shall be governed by a Credit Services Disclosure Statement (“CSO Disclosure Statement”) and a Credit Services Contract between Cash America and each Borrower (each a “CSO Contract”). Cash America, in Cash America’s sole discretion, shall be solely responsible for determining the amount of the CSO Fee, the disclosures set forth in the CSO Disclosure Statement and the terms and conditions of each CSO Contract and Cash America shall determine, in Cash America’s sole discretion, whether or not it is appropriate to offer any particular consumer the opportunity to apply for a Loan. The parties shall endeavor to begin the Program and commence making the Loans hereunder not later than July 1, 2005. Except as expressly provided below, (a) nothing herein shall be deemed to commit Lender to originate or fund any particular level or number of Loans, and (b) Lender makes no representation as to the amount of funding it will be able to raise for the Loans; provided, however, Lender hereby commits that it will have no less than $3,000,000 available to fund Loans that satisfy the Lender’s underwriting criteria for making such Loans. Additionally, nothing herein shall be deemed to commit Cash America to broker any particular level or number of applicants for Loans and Cash America makes no representation as to the number of Loan applications Cash America will submit to Lender on behalf of prospective Borrowers.

     3. Duties and Responsibilities of Lender. Lender shall perform and discharge the following duties and responsibilities:

(a)	Develop (and from time to time as it determines appropriate, modify) and deliver to Processor (hereinafter defined) credit and underwriting criteria determined by Lender, in Lender’s sole discretion, to be reasonable and prudent for the Program and the Loans.

(b)	Make a determination, in Lender’s sole discretion, as to whether or not to extend a Loan to a prospective Borrower (which determination shall be made on a case by case basis or pursuant to scoring systems or other criteria or models established by Lender).

(c)	Extend credit to Borrowers in the form of Loans and fund the Loans.

(d)	Disburse the proceeds of Loans to Borrowers in the manner set out in the Program Guidelines.

(e)	Manage the Program and the portfolio of Loans using commercially reasonable standards of care, skill and attention, subject to the timely performance by Cash America of Cash America’s obligations under this Agreement.

(f)	Promptly deliver to Cash America all communications received from Borrowers or applicants who are denied a Loan (including, without limitation, information requests and bankruptcy filings) to the extent Cash America reasonably needs the same in order to service the Loans and to perform its other obligations hereunder.

(g)	Generate adverse action notices and other communications which may be required under the Rules to persons who apply for but are denied a Loan, subject to Cash America’s responsibility to deliver and manage such adverse action notices as described in the Program Guidelines.

     4. Duties and Responsibilities of Cash America. Lender hereby appoints Cash America to perform certain brokering and servicing functions in connection with this Agreement under the Program and retains Cash America as its servicer for the Loans, as provided in this Agreement and in the Program Guidelines, and Cash America hereby accepts such appointment and agrees to perform and discharge the following duties and responsibilities:

(a)	Market and promote the Loans and solicit potential Borrowers in the manner set out in Section 8 below.

(b)	Post a conspicuous notice at each of Cash America’s locations subject to this Agreement that identifies Lender as the lender of the Loans and providing such other information as Lender and Cash America may mutually agree from time to time, with each party acting in good faith and in a commercially reasonable manner.

(c)	Provide certain disclosures and agreements to each Borrower, including a CSO Disclosure Statement and a CSO Contract, in the manner described in the Program Guidelines.

(d)	Oversee the application process for Loans, solicit applications, and assist potential Borrowers in completing applications.

(e)	Maintain a contract with a third party loan underwriting service (“Processor”) such as TeleTrack, Inc. that will receive Loan applications and evaluate such applications using Lender’s underwriting criteria.

(f)	Transmit Loan applications to Lender and/or Processor, as instructed by Lender.

(g)	Receive evaluations of Loan applications and the resulting Loan approval or denial decisions from Lender and/or Processor and forward such decisions to the applicable applicants.

(h)	Prepare and ensure the proper completion and delivery of Loan documentation to Lender, Processor (if instructed by Lender) and Borrowers.

(i)	Assist Lender in the disbursement of Lender’s Loan proceeds to Borrowers.

(j)	Service the Loans and forward to Lender, in the manner specified in Section 6 below, any Loan payments delivered to Cash America by Borrowers. The funds from these payments shall (i) belong to and be held in trust for Lender or the recipient designated by Lender, (ii) not be deposited in an account with other funds of Cash America or any other person, and (iii) not be used by Cash America for any purpose other than as expressly provided in this Agreement.

(k)	Reflect all Loan transactions and track Loan balances on an MIS and accounting system to be maintained by Cash America pursuant to the requirements of Section 11 below.

     5. Defaulted Loans. A Loan shall default upon the occurrence of any of the following: (a) the Borrower fails to make any payment when due, (b) the Borrower makes any statement or representation in connection with obtaining a Loan which is false, (c) the Borrower fails to keep any promise or agreement it made to the Lender in any promissory note evidencing a Loan, or (d) the CSO Contract related to such Loan is cancelled for any reason prior to the Lender receiving payment in full on such Loan. Pursuant to each CSO Contract, Cash America agrees to guaranty, on behalf of the Borrower, Borrower’s payment obligations under each Loan to Lender. In full satisfaction of such guaranty obligations, Cash America will, on the day a Loan defaults, purchase such Loan from Lender for an amount equal to the principal, interest and fees accrued and outstanding as of such date. All such purchased Loans will be assigned by Lender to Cash America without recourse pursuant to a Master Assignment of Promissory Notes to be executed by Cash America and Lender on even date herewith. Following such assignment, all amounts paid by Borrowers with respect to such purchased Loans (including the proceeds of any new Loans made to Borrowers by Lender for the purpose of refinancing such purchased Loans) shall be for the account of Cash America.

     6. Settlement. The parties agree to settle all amounts due from one party to the other pursuant to this Agreement and the Program Guidelines on a daily basis. Any payment due from one party to the other under this Agreement and the Program Guidelines shall be made by an automatic clearinghouse transfer with next day settlement on the business day immediately succeeding the transaction date. Within twenty (20) days after the end of each calendar month, the parties shall prepare a recap and reconciliation of all of the settlements made during that month, and if the reconciliation reveals that one party owes the other an amount necessary to correct an inaccuracy in the previous settlement process, that amount shall be paid immediately. The payment and purchase obligations of the parties under this Agreement and the Program Guidelines shall survive the termination of this Agreement and will remain in effect as long as any Loans remain on the books of Lender. Lender acknowledges and agrees that if it issues its draft to a Borrower for the disbursement of Loan proceeds to that Borrower and Cash America then honors that draft, the amount of the draft shall be considered due and owing from Lender to Cash America on the date that Cash America honors the draft. Pursuant to the requirements of Section 11 below, Cash America shall capture and record all relevant data concerning any Loan transaction and prepare appropriate reports and summaries as may be necessary to effect settlement hereunder, facilitate the review and analysis of all Loan activity, and permit Lender to reflect such Loan transactions on its books and records.

     7. Program Guidelines. Lender and Cash America will mutually agree upon the Program Guidelines in writing from time to time. Except as provided in Section 9 below, the parties may modify the then current Program Guidelines only by means of a written agreement signed by duly authorized representatives of both parties. Both parties agree to act in good faith and in a commercially reasonable manner in connection with the establishment and modification, if any, of the Program Guidelines. The parties agree to perform their duties and responsibilities under this Agreement in accordance with the provisions of the Program Guidelines, as they may exist from time to time.

     8. Program Materials; Advertising Materials; Trade Names and Trademarks. The parties shall each be responsible for preparing their own respective Program Materials; provided, however, prior to the use of any Program Materials prepared by one party, the other party shall be entitled to review and approve such Program Materials with such approval not to be unreasonably withheld, conditioned or delayed. Each party agrees that it will not use any Program Materials unless such Program Materials have been approved in advance by the other party hereto. Cash America shall be responsible for the development of proposed Advertising Materials concerning advertising and marketing of Loans and solicitation of potential Borrowers. The form and content of all Advertising Materials shall be subject to the prior review and approval of Lender in the manner described below and shall, in any event, comply in all respects with Lender’s commercially reasonable advertising guidelines, as the same are supplied to Cash America from time to time. The nature of the Advertising Materials, the scope of their dissemination, and the total expenditures to be made on Advertising Materials for the Program shall be determined by Cash America in its reasonable discretion, and Cash America shall pay all expenses concerning the production, use, and dissemination of Advertising Materials. Notwithstanding anything herein to the contrary, each party agrees that they will respond in writing to any request from the other party for an approval of any Advertising Materials or Program Materials within five (5) business days following such other party’s receipt of such materials but only the Advertising Materials may be deemed approved solely with the passage of time. Advertising Materials shall be deemed approved by the party whose approval is being sought upon the earlier to occur of (a) the actual approval of such materials, or (b) upon the expiration of the above-described five (5) business day period if the party whose approval is being sought fails to timely approve or disapprove such materials within such five (5) business day period. If a party disapproves any proposed Program Materials or Advertising Materials in the manner described herein, such party will detail its reasons for such disapproval in such party’s written disapproval notice to the other party. A party hereto may at any time retract or modify any approval previously given by it with respect to any Program Materials or Advertising Materials if such action is necessary in order to remain in compliance with the Rules; provided, however, no party shall retract or modify a previously granted approval if there has been no intervening change in the Rules which would require such retraction or modification. Lender acknowledges that approved Program Materials or Advertising Materials may contain trade names, trademarks, or service marks of Cash America, and Lender shall have no authority to use any such names or marks separate and apart from their use in the Program Materials or Advertising Materials. The parties shall use Program Materials and Advertising Materials only for the purpose of implementing the provisions of this Agreement and shall not use Program Materials or Advertising Materials in any manner that would violate the Rules or any provision of the Program Guidelines.

     9. Loan Terms and Charges; CSO Terms and Fees. All underwriting criteria, Loan terms and all interest, fees, and other charges associated with the Loans, exclusive of any CSO Fees, shall be established by Lender, shall comply with the Rules and shall be reflected in the Program Guidelines. Notwithstanding the foregoing, however, Lender shall have the right to modify any underwriting criteria, Loan term, interest rate, fee, or other charge (exclusive of any CSO Fees), if Lender reasonably determines that such modification is necessary in order to remain in compliance with the Rules. The terms and conditions of the CSO Disclosure Statements, CSO Contracts and the amount of any CSO Fees shall be established by Cash America, shall comply with the Rules and shall be reflected in the Program Guidelines. Notwithstanding the foregoing, however, Cash America shall have the right to modify any CSO Disclosure Statements, CSO Contracts and the amount of any CSO Fees, if Cash America reasonably determines that such modification is necessary in order to remain in compliance with the Rules.

     10. Third Party Service Providers. A party hereto shall not, whether directly or indirectly, retain any Third Party Service Provider to assist it in performing its duties hereunder or to otherwise participate in the Program except with the prior written consent of the other party hereto, which consent shall not be unreasonably withheld. In seeking the approval to retain a Third Party Service Provider, the party requesting such approval shall provide to the other party such information concerning the proposed Third Party Service Provider as such other party may reasonably request. A party may condition its willingness to approve a proposed Third Party Service Provider upon obtaining a written commitment from such Third Party Service Provider to comply with the terms of this Agreement and the Program Guidelines, to submit to audits and inspections by either party hereto, and to indemnify the parties hereto upon such terms and conditions as the parties hereto may reasonably require. Notwithstanding the above, Lender acknowledges and agrees that those affiliate companies of Cash America that own and operate “Cash America Pawn,” “Cash America Payday Advance,” “Cashland,” “Mr. Payroll,” “GoldX,” “Urgent Money,” and “SuperPawn” stores are approved Third Party Service Providers for purposes of affording potential Borrowers with the opportunity to complete and submit applications for Loans, but only for so long as a particular store and such store’s location maintains all licenses and registrations required by any governmental authorities of the State of Texas in order for such store to lawfully operate its business. Cash America shall be responsible for supervising any Third Party Service Providers retained by it and ensuring their compliance with this Agreement, the Program Guidelines, and the Rules. Lender shall be responsible for supervising any Third Party Service Providers retained by it and ensuring their compliance with this Agreement, the Program Guidelines, and the Rules.

     11. MIS and Accounting System. Cash America agrees to develop and maintain, at its sole cost and expense, a comprehensive MIS and accounting system to accurately and immediately reflect all Loan transactions and track all Loan balances and which will satisfy the information requirements of Cash America, Lender, Processor and Regulatory Authorities having jurisdiction over the Program, if any, and a telecommunications line and computer terminal within Lender’s main office to access such system. Cash America shall provide Lender on a periodic basis with an electronic file with data concerning all Loans originated hereunder to assist Lender in incorporating such information into its internal accounting, record keeping, and audit systems. Upon termination of this Agreement for any reason Cash America shall continue to provide the accounting and MIS functions described herein for the Loans for the benefit of Lender and maintain the MIS and accounting system described herein for such purpose for up to one (1) year following termination of this Agreement.

     12. Cash America’s Representations and Warranties. Cash America makes the following warranties and representations to Lender, all of which shall survive the execution and termination of this Agreement for any reason:

(a)	This Agreement is valid, binding and enforceable against Cash America in accordance with its terms and has received all necessary corporate approvals. Except for Cash America’s surety bonds and Credit Services Organization Registration Statements described below, neither Lender nor Cash America is required to obtain the approval of, or be licensed by, any Regulatory Authority to lawfully perform their respective obligations hereunder.

(b)	Cash America is a corporation duly incorporated, validly existing, and in good standing under the laws of the state of its incorporation and is authorized, registered, and licensed to do business in Texas and in each state in which the nature of its activities makes such authorization, registration, or licensing necessary or required. Each location of Cash America from which Cash America will provide credit services hereunder is registered and bonded as required for credit services organizations under Section 393 of the Texas Finance Code and will remain so registered and bonded throughout the term of this Agreement.

(c)	Cash America has the full power and authority to execute and deliver this Agreement and perform all of its obligations hereunder.

(d)	The provisions of this Agreement and the performance of each of Cash America’s obligations hereunder do not conflict with Cash America’s Articles of Incorporation, Bylaws, or any agreement, contract, lease, or obligation to which Cash America is a party or by which Cash America is bound.

(e)	The Board of Directors of Cash America has approved the terms and conditions of this Agreement and has determined that the entering of this Agreement by Cash America is in the best interests of Cash America.

(f)	Neither Cash America nor any principal thereof has been or is the subject of any of the following:

(i)	Criminal conviction (other than misdemeanor traffic offenses);

(ii)	IRS lien;

(iii)	Enforcement agreement, memorandum of understanding, cease and desist order, administrative penalty, or similar agreement concerning lending matters;

(iv)	Administrative or enforcement proceeding or material investigation commenced by the Securities Exchange Commission, state securities regulatory authority, Federal Trade Commission, or any other state or federal Regulatory Authority (excluding routine examinations conducted by a Regulatory Authority and excluding communications received in the ordinary course of business from any Regulatory Authority such as communications concerning consumer complaints or communications related to immaterial issues); or

(v)	Restraining order, decree, injunction, or judgment in any proceeding or lawsuit alleging fraud or deceptive practices or illegal activity on the part of Cash America or any principal thereof.

For purposes of this subsection the word “principal” of Cash America shall include (i) any person directly or indirectly owning a ten percent or more equity interest of Cash America, (ii) any officer or director of Cash America, and (iii) any person actively participating in the control of Cash America’s business.

     13. Lender’s Representations and Warranties. Lender makes the following warranties and representations to Cash America, all of which shall survive the execution and termination of this Agreement for any reason:

(a)	This Agreement is valid, binding and enforceable against Lender in accordance with its terms and has received all necessary corporate approvals and Lender is not required to obtain the approval of any Regulatory Authority to enter into this Agreement or perform its obligations hereunder.

(b)	Lender is a corporation duly formed, validly existing, and in good standing under the laws of South Dakota and is authorized and registered to do business in Texas and in each state in which the Loans are being offered and in each state in which the nature of its activities makes such authorization, registration, or licensing necessary or required. Lender is not affiliated with Cash America or any affiliate of Cash America.

(c)	Lender has the full power and authority to execute and deliver this Agreement and perform all of its obligations hereunder.

(d)	The provisions of this Agreement and the performance of each of Lender’s obligations hereunder do not conflict with Lender’s Articles of Incorporation or Bylaws, or any agreement, contract, lease, or obligation to which Lender is a party or by which Lender is bound.

(e)	The Board of Directors of Lender has approved the terms and conditions of this Agreement and has determined that the entering of this Agreement by Lender is in the best interests of Lender.

(f)	Neither Lender nor any principal thereof has been or is the subject of any of the following:

(i)	Criminal conviction (other than misdemeanor traffic offenses);

(ii)	IRS lien;

(iii)	Enforcement agreement, memorandum of understanding, cease and desist order, administrative penalty, or similar agreement concerning lending matters;

(iv)	Administrative or enforcement proceeding or investigation commenced by the Securities Exchange Commission, state securities regulatory authority, Federal Trade Commission, or any other state or federal Regulatory Authority (excluding routine examinations conducted by a Regulatory Authority and excluding communications received in the ordinary course of business from any Regulatory Authority such as communications concerning consumer complaints or communications related to immaterial issues); or

(v)	Restraining order, decree, injunction, or judgment in any proceeding or lawsuit alleging fraud or deceptive practices or illegal activity on the part of Lender or any principal thereof.

For purposes of this subsection the word “principal” of Lender shall include (i) any person directly or indirectly owning a ten percent or more equity interest of

Lender, (ii) any officer or director of Lender, and (iii) any person actively participating in the control of Lender’s business.

     14. Ownership of Customer Information. Lender and Cash America shall each own all Borrower names, addresses, and telephone numbers and all account and other information, including payment information, regarding Borrowers and Loan applicants who have been declined and all records, data, and information pertaining to the foregoing (collectively, “Customer Information”); provided, however, that neither party shall use any of such Customer Information in any manner prohibited by this Agreement or the Program Guidelines. Each party’s use of the Customer Information shall be in accordance with (i) all applicable Rules, (ii) this Agreement and the Program Guidelines, and (iii) each party’s respective privacy policy set forth in the documents described in the Program Guidelines. Subject to the foregoing, the parties specifically acknowledge that each party may share Customer Information with such party’s affiliates and with non-affiliated third parties on such terms and conditions as the sharing party may agree with such affiliate or non-affiliated third party. Notwithstanding anything herein to the contrary, (i) Lender shall not use the Customer Information to market other products or services to the Borrowers or to Loan applicants who have been declined without the prior written consent of Cash America, and (ii) Cash America shall be the sole owner of all CSO Disclosure Statements and all CSO Contracts and any information contained therein. The rights and obligations of the parties under this Section 14 shall indefinitely survive the termination of this Agreement.

     15. Term. The term of this Agreement shall be for a period of two (2) years commencing as of the date hereof; provided, however, that either party may terminate this Agreement prior to the expiration of its term pursuant to the provisions of this Section 15 and Section 16 below. Each party hereto shall have the right to terminate this Agreement immediately upon written notice to the other party hereto, if (i) the terminating party determines in its reasonable discretion that the activities of the parties under this Agreement or the Program are illegal under or prohibited by any of the Rules; (ii) any Regulatory Authority having jurisdiction over the Program, Cash America or the Lender requires the terminating party to terminate this Agreement; (iii) the terminating party determines in its reasonable discretion that continued operation of the Program may materially adversely affect the ongoing operations of the terminating party or those of the terminating party’s affiliates; and in the event of a termination of this Agreement pursuant to this clause (iii), the terminating party shall provide the other party with a written explanation of the basis for such termination, and (iv) the terminating party determines in its reasonable discretion that continued operation of the Program may materially adversely affect the relationship between the terminating party or any of its affiliates and any Regulatory Authority having jurisdiction over any of them.

     In addition, if Lender modifies any Loan term, interest rate, fee, or other charge pursuant to Section 9 above, or if Lender materially modifies any underwriting criteria for the Loans pursuant to Section 9 above, Cash America may terminate this Agreement upon thirty (30) days’ written notice to Lender if Cash America determines in its reasonable discretion that such modification by Lender would render it economically infeasible for Cash America to continue to perform its duties and responsibilities hereunder or that such modification would cause any aspect of the Program to be in violation of any Rule.

     In addition, Lender may terminate this Agreement upon thirty (30) days’ written notice to Cash America if Lender determines in its reasonable discretion that its continued involvement in the Program would render it economically infeasible for Lender to continue to perform its duties and responsibilities or that any aspect of the Program is in violation of any Rule.

     Notwithstanding termination of this Agreement, the parties’ obligations with respect to outstanding Loans shall remain in effect for so long as such Loans remain outstanding.

     16. Termination Upon Default.

(a)	Either party shall have the right to terminate this Agreement upon occurrence of one or more of the following events:

(i)	failure by the other party to observe or perform that party’s obligations to the other hereunder or to comply with any provision of this Agreement, so long as the failure or nonperformance is not due to the actions of the terminating party; and

(ii)	in the event any Financial Information (as defined below), representation, warranty, statement or certificate furnished to either party by the other in connection with this Agreement, or any separate material statement or document delivered or to be delivered hereunder by either party to the other, is materially false, misleading, or inaccurate as of the date made or delivered.

(b)	The Agreement may be terminated pursuant to subsection (a)(i) above only if the default continues for a period of thirty (30) days after the defaulting party receives written notice from the other party specifying the default in the case of a non-monetary default, or ten (10) days after the defaulting party receives written notice from the other party specifying the default in the case of a failure to pay any amount when due hereunder.

(c)	In addition to any other right to terminate this Agreement, a party may terminate this Agreement if the other party hereto, or such other party’s principals (as defined in Sections 12 or 13 above, as the case may be) is the subject of any of the following or if any of the following occurs with respect to such other party or such other party’s principals: insolvency, inability to pay its debts as they become due, the filing of a voluntary bankruptcy petition, the filing of an involuntary bankruptcy petition which is not dismissed within thirty (30) days after filing thereof, dissolution or termination of its existence as a going concern, or the appointment of a receiver for any part of its property.

     17. Indemnification.

(a)	Cash America shall indemnify and hold Lender harmless against any and all claims, demands, liabilities, or expenses (including legal fees) accruing or arising out of (i) any breach by Cash America of its obligations under this Agreement or the inaccuracy of any warranty or representation of Cash America set forth in this Agreement; (ii) the act or omission of Cash America or its employees, agents or representatives; (iii) any act or omission of any Third Party Service Provider retained by Cash America, the inaccuracy of any warranty or representation made for the benefit of Lender by any Third Party Service Provider retained by Cash America, or the breach of any obligation owed to Lender by any Third Party Service Provider retained by Cash America; (iv) any claim or determination that the Loans or the activities of the parties hereunder are illegal under or prohibited by any of the Rules and any other claim asserted by or on behalf of Borrowers or a Regulatory Authority with respect to the Loans, and (v) any examination or audit conducted by a Regulatory Authority as provided in Section 21. Nothing herein, however, shall be construed to require Cash America to indemnify Lender for any liability, claim, damage, loss, or expense directly arising out of any breach by Lender of its obligations under this Agreement or the breach of any obligation of a Third Party Service Provider retained by Lender or negligence or wrongful act of Lender or any Third Party Service Provider retained by Lender.

(b)	Lender shall indemnify and hold Cash America harmless against any and all claims, demands, liabilities, or expenses (including legal fees) accruing or arising out of (i) any breach by Lender of its obligations under this Agreement or the inaccuracy of any warranty or representation of Lender set forth in this Agreement; (ii) the act or omission of Lender or its employees, agents or representatives, or (iii) any act or omission of any Third Party Service Provider retained by Lender, the inaccuracy of any warranty or representation made for the benefit of Cash America by any Third Party Service Provider retained by Lender, or the breach of any obligation owed to Cash America by any Third Party Service Provider retained by Lender. Nothing herein, however, shall be construed to require Lender to indemnify Cash America for any liability, claim, damage, loss, or expense directly arising out of any breach by Cash America of its obligations under this Agreement or the breach of any obligation of a Third Party Service Provider retained by Cash America or the negligence or wrongful act of Cash America or any Third Party Service Provider retained by Cash America.

(c)	Each party shall promptly notify the other of any suit or threat of suit of which that party becomes aware which may give rise to a right to indemnification under this Agreement; provided, however, that the failure of a party alleging a right of indemnity hereunder to provide prompt notice to the other shall relieve the indemnifying party of its obligations hereunder only to the extent that the indemnifying party can prove that such failure to provide prompt notice actually and materially prejudiced the rights of such party. The indemnifying party shall promptly reimburse the indemnified party for all expenses (including reasonable legal fees) incurred by it in connection with a claim or matter for which it is entitled to indemnity hereunder, shall bear all expenses in defending any such claim or matter, and shall be entitled to participate in the settlement or defense of any matter for which the other party seeks indemnity hereunder and, if the indemnifying party elects, to take over and control the defense and settlement thereof utilizing counsel of its choice in consultation with the indemnified party

(in which case the indemnified party shall have the right to employ separate counsel of its choice, but the fees and expenses of such counsel shall be at the expense of the indemnified party). In all cases, the indemnifying and indemnified parties shall cooperate and assist each other in all reasonable respects in the defense and settlement of any such action.

(d)	This Section 17 shall survive any termination or expiration of this Agreement.

     18. Expenses. Except as expressly provided to the contrary in this Agreement, each party shall be responsible for all expenses incurred by it in the performance of its obligations under this Agreement, including any expenses incurred by it in performing its respective duties set forth in Sections 3 or 4 above, as the case may be.

     19. Scope of Relationship. The parties agree that the relationship established by this Agreement is non-exclusive; provided, however, with respect to each individual Cash America pawn location participating in the Program, Cash America agrees that it will not offer loans that utilize (i) the Program Guidelines agreed to by the parties hereto on even date herewith, and (ii) the underwriting criteria established by Lender on even date herewith, through any lender other than Lender. Without limiting the foregoing and subject to the provisions of Sections 14 and 20 of this Agreement, each party hereto is expressly permitted, without the need for obtaining any further consent or approval from the other party hereto, to market, offer, sell, broker, underwrite and/or provide other products and services, including, without limitation, any other loan products and services and specifically including, without limitation, any loan products and services similar in scope and nature to the Loans and the related services contemplated by the Program Guidelines, through any of their respective distribution channels and the distribution channels of their respective Third Party Service Providers, including, without limitation, any of such distribution channels through which Loans are offered pursuant to this Agreement.

     20. Confidential Information. In performing their obligations pursuant to this Agreement, each party may have access to and receive disclosure of certain confidential information about the other party or parties, including, without limitation, the names and addresses of a party’s customers or members, marketing plans and objectives, research and test results, and other information which is confidential and the property of the party disclosing the information (“Confidential Information”). The parties agree that the term Confidential Information shall include this Agreement, the Program Guidelines, and the Program Materials, as the same may be amended and modified from time to time. Confidential Information shall not include information in the public domain or which is independently developed by the other party. Lender and Cash America agree that Confidential Information shall be used by each party solely in the performance of its obligations under this Agreement. Each party shall receive Confidential Information in confidence and shall not disclose Confidential Information to any third party, except as may be permitted hereunder or under the Program Documents, or as may be necessary to perform its obligations hereunder, or as may be otherwise agreed in writing by the party furnishing the information, or as required by the Rules or any Regulatory Authority. Notwithstanding anything herein to the contrary, except as provided in Section 19 above, nothing herein shall prohibit either party hereto from entering into agreements with any other party that include program guidelines and program materials that may or may not be the same as, or substantially similar to, the Program Guidelines and Program Materials. Upon request or upon any expiration or termination of this Agreement, each party shall return to the other party or destroy (as the latter may instruct) all of the latter’s Confidential Information in the former’s possession which is in any written or other recorded form, including data stored in any computer medium; provided, however, that a party may retain the Confidential Information of the other party (but subject to the requirements of this Section 20) to the extent that such party needs access to such information to continue to perform any of its obligations hereunder or to broker or service Loans or otherwise perform obligations owed by such party to another party. Notwithstanding the foregoing, to the extent there are any inconsistencies between this Section 20 and Section 14 above, the provisions of Section 14 above shall control.

     21. Regulatory Examinations and Financial Information. Each party agrees to submit to any examination which may be required by any Regulatory Authority with audit and examination authority over the other party, to the fullest extent that such Regulatory Authority may require and to the fullest extent provided by law. Each party (either directly or by the use of accountants or other agents or representatives) may audit, inspect, and review the other party’s files, records, and books with respect to the Loans, the Program and its business operations with respect to the Loans and the Program. Each party agrees to prepare, and shall preserve for at least three (3) years from the dates of their preparation, quarterly balance sheets and quarterly statements of income, retained earnings and cash flows for the last twelve months, together with complete and accurate books, records, and accounts prepared and maintained on a consistent basis and in accordance with generally accepted accounting principles (collectively, the “Financial Information”). Upon the request of a party hereto, the other party hereto agrees to deliver to the requesting party, within 30 days of receiving such request, the delivering party’s Financial Information, certified as true and correct by an officer or principal of the delivering part (such request not to be made more often than every three months). Each party agrees to submit such information as the other party may from time to time reasonably request in order to ascertain the submitting party’s compliance with the requirements of this Agreement and compliance with the Program. Each party agrees to submit to operational audits and audits of such party’s electronic data processing functions, as the other party may reasonably request from time to time. The auditing party will promptly submit the results of such audits to the audited party. Any such audit shall be performed at the auditing party’s sole cost and expense. The parties acknowledge and agree that Lender shall be responsible to Borrowers, prospective Borrowers, and Regulatory Authorities having jurisdiction over Lender and/or the Program for compliance with the Rules as they may apply to the Loans and the Program Materials as and to the extent provided by law, but subject to the full performance by Cash America of its obligations hereunder and the accuracy of its warranties and representations set forth herein concerning its duties and responsibilities for compliance with the Rules. Cash America acknowledges that in discharging its compliance obligations under the Rules Lender shall rely on the full performance by Cash America of its duties and obligations hereunder and the accuracy of its warranties and representations set forth herein.

     22. Relationship of Parties; No Authority to Bind. Lender and Cash America agree they are independent contractors to each other in performing their respective obligations hereunder. Nothing in this Agreement or in the working relationship established and developed hereunder shall be deemed or is intended to be deemed, nor shall it cause, Lender and Cash America to be treated as partners, joint ventures, joint associates for profit or otherwise be deemed to create a relationship of agent and principal. Neither party shall have any authority to bind the other party to any agreement except to the extent expressly permitted herein. Except as expressly set forth in this Agreement to the contrary, no actions or failure to act on the part of a party hereto shall be construed to imply the existence of any authority not expressly granted herein. Except as expressly provided herein or in the Program Guidelines, Cash America is not authorized to, and shall not make or amend any contract, incur any debt or liability, or extend any credit or enter into any obligation on behalf of Lender; modify or amend any document evidencing a Loan (a “Loan Document”), extend the time for making any payment which may become due under any Loan; or waive any of Lender’s rights or privileges under any agreement made by Lender. Cash America understands and agrees that Cash America’s name shall not appear on any Loan Document as the maker of a Loan and that Cash America shall not have any participation in the credit decision to make or provide a Loan, a Loan renewal or a Loan refinance or any participation in any act pertaining to the funding of a Loan, a Loan renewal or a Loan refinance. Cash America shall refer to Lender any inquiries concerning the accuracy, interpretation, or legal effect of any Loan Document. Cash America shall not negotiate the terms of any Loan Document on behalf of Lender. Lender shall be deemed to have received and reviewed the Loan Documents and supporting materials only after the Loan Documents and materials have been previously received at Lender’s offices or if designated by Lender, by Processor. Cash America shall not represent to anyone that Cash America has the authority or power to do any of the foregoing and shall make no representations concerning Lender’s transactions except as expressly authorized in writing. Lender shall not have any authority or control over any of the property interests or employees of Cash America, nor shall Lender have any authority or control over any of the property interests or employees of those affiliates of Cash America that own and operate stores at which potential Borrowers are offered the opportunity to complete and submit applications for Loans. As used herein, the term “Loan Document” shall not include any agreements that Cash America or any affiliate of Cash America may enter into directly with any party that governs the agreement of Cash America or an affiliate of Cash America to attempt to broker a Loan on behalf of any Borrower or any party who applies for, but is denied, a Loan.

     23. Governing Law; Arbitration. This Agreement shall be construed and performed in accordance with the laws of the State of Texas. At the request of either party, any dispute between the parties relating to this Agreement shall be submitted to binding arbitration under the Commercial Arbitration Rules of the American Arbitration Association, provided, however, that a party seeking specific performance hereunder pursuant to Section 31 below may pursue such remedy in court. Unless otherwise agreed to by both parties, the location for any arbitration proceedings concerning this Agreement shall be in Brookings County, South Dakota. In the event that a party initiates a lawsuit in court concerning an arbitrable claim, controversy or dispute, such party shall pay the other party for the costs, including attorneys’ fees that the other party incurs to obtain an order from the court to stay or dismiss the lawsuit or otherwise compel arbitration. The arbitrator shall be authorized to award such relief as is allowed by law. Except as provided below, each party shall be responsible for its own attorneys’ fees incurred during the course of the arbitration, as well as the costs of any witnesses or other evidence such party produces or causes to be produced. The award of the arbitrator shall include findings of fact and conclusions of law. Except as required by law, such award shall be kept confidential, and shall be final, binding, and conclusive on the parties. Judgment on the award may be entered by any court of competent jurisdiction. The prevailing party in the resolution of any dispute (“Dispute Resolution”) concerning this Agreement, any provision hereof or any actual or alleged breach shall be entitled to its reasonable attorneys’ fees, including investigation and costs of discovery, and other costs connected with such Dispute Resolution, in addition to all other recovery or relief. The prevailing party shall be that party receiving substantially the relief sought or successfully defending substantially the position maintained in the Dispute Resolution, whether or not brought to final award or judgment. The parties agree that in the event of any litigation hereunder, including litigation brought pursuant to Section 31 below, the exclusive venue and place of jurisdiction for such litigation shall be in the State Courts located in Brookings County, South Dakota, or the Federal District Court for the district encompassing Brookings County, South Dakota, and each party hereto specifically consents and submits to the personal jurisdiction of such courts.

     24. Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

     25. Guaranty. Cash America shall cause Cash America International, Inc. (“CAI”) to guaranty all of Cash America’s obligations under this Agreement pursuant to a separate guaranty agreement in form and substance reasonably satisfactory to Lender. In addition, Cash America agrees to cause CAI to provide to Lender quarterly and annual reports concerning CAI consisting of the financial and related information filed by CAI with the Securities and Exchange Commission (“SEC”) (or, if CAI ceases to be a publicly held company, such information as it would file with the SEC if it were still publicly held) at such times as such information is required to be filed with the SEC.

     26. Legal Opinion. The parties acknowledge and agree that Cash America has caused legal counsel reasonably acceptable to Lender to deliver its opinion to Lender regarding the Program, the Loans, and the activities of the parties hereunder and any Third Party Service Providers and that Lender is specifically relying upon such opinion as a condition to its entering into this Agreement.

     27. Successors and Third Parties. This Agreement and the rights and obligations hereunder shall bind and inure to the benefit of the parties hereto and their successors and assigns. Except as expressly provided herein with respect to Third Party Service Providers, the rights and benefits hereunder are specific to the parties and shall not be delegated or assigned without the prior written consent of the other party, which shall not be unreasonably withheld. Nothing in this Agreement is intended to create or grant any right, privilege, or other benefit to or for any person or entity other than the parties hereto.

     28. Notices. All notices, requests, and approvals required or permitted by this Agreement shall be in writing and addressed/directed to the other party at the address/facsimile number below or at such other address of which the notifying party hereafter receives notice in conformity with this Section 28. All such notices, requests, and approvals shall be deemed given upon the earlier of facsimile transmission or actual receipt thereof:

To Lender:	Midwest R&S Corporation
5th Street and 5th Avenue
Brookings, South Dakota 57006
Fax No.: 605.696.2332
Attention: President

To Cash America:	Cash America Financial Services, Inc.
1600 West Seventh Street
Fort Worth, Texas 76102
Fax No.: 817.570.1647
Attention: General Counsel

     29. Waiver. Neither party hereto shall be deemed to have waived any of its rights, powers or remedies hereunder except in an express writing signed by an authorized agent or representative of the party to be charged with such waiver.

     30. Counterparts. This Agreement may be executed and delivered by the parties hereto in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Any signature on this Agreement may be a facsimile signature and all parties agree that any signature delivered by facsimile shall be treated as an original signature to any such document

     31. Specific Performance. Certain rights which are subject to this Agreement are unique and are of such a nature as to be inherently difficult or impossible to value monetarily. In the event of a breach of this Agreement by either party, an action at law for damages or other remedies at law would be inadequate to protect the unique rights and interests of the parties. Accordingly, the terms of this Agreement shall be enforceable in a court of equity by a decree of specific performance or injunction. Such remedies shall, however, be cumulative and not be exclusive and shall be in addition to any other remedy which the parties may have.

     32. Further Assurances. From time to time, the parties will execute and deliver to the other such additional documents and will provide such additional information as either may reasonably require carrying out the terms of this Agreement.

     33. Entire Agreement. This Agreement, and the documents executed and delivered pursuant hereto, constitute the entire agreement between the parties, and may be amended or modified only by a writing signed by duly authorized representatives of each party and dated subsequent to the date hereof. This Agreement shall supersede and merge all prior communications, representations, or agreements, either oral or written, between the parties hereto with respect to the subject matter hereof, except where survival of prior written agreements is expressly provided for herein.

[Signature page follows]

     IN WITNESS WHEREOF, this Agreement is executed by the parties’ authorized officers and representatives and shall be effective as of the date first above written.

LENDER:		CASH AMERICA:

MIDWEST R&S CORPORATION,		CASH AMERICA FINANCIAL SERVICES,
a South Dakota corporation		INC., a Delaware corporation

By:	/s/ Van D. Fishback	By:	/s/ Daniel R. Feehan

	Van D. Fishback, Vice President		Daniel R. Feehan, President

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